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                                                               EXHIBIT (11)



                   PHH CORPORATION AND SUBSIDIARIES

       Information Used in the Computation of Net Income Per Share

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                                                          Three Months Ended July 31,
(In thousands except per share data)                       1995               1994
NET INCOME - as reported                               $   18,301         $  16,515

Weighted average number of shares outstanding              16,992            17,268

Give effect to the exercise of dilutive options
      determined under the treasury stock method              332               137

Reflect the period-end market price when greater
     than the average market price during the
     quarter                                                  120                25

Number of shares used in the computation of net
     income per share                                      17,444            17,430

NET INCOME PER SHARE                                    $    1.05         $     .95
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